Exhibit 99.1

SolarWinds Announces Review of Strategic Alternatives
AUSTIN, TEXAS, October 9, 2015 - SolarWinds, Inc. (the “Company”) (NYSE: SWI) today announced that the Company’s board of directors, in response to an unsolicited expression of interest from a third party, has commenced a review of its strategic alternatives. This review may result in the Company’s continuing to pursue value-enhancing initiatives as a standalone company or a possible sale or other form of business combination. The Board of Directors has retained J.P. Morgan as its financial advisor and DLA Piper LLP (US) as its legal advisor in connection with the review.
“Consistent with its duties, our board of directors has determined that it is prudent to undertake a review to see which alternative or alternatives, including our standalone plan, are the best way to maximize shareholder value,” said Kevin Thompson, the Company’s Chief Executive Officer. “As the board conducts its review, we remain focused on strong revenue growth and cash flow and excited about continuing to deliver our world class products to help IT professionals manage all things IT.”
No decision has been made to enter into any transaction at this time, and there can be no assurance that the consideration of strategic alternatives will result in any transaction.
There is no set timetable with respect to the board’s review, and the Company does not expect to make further public comment regarding these matters unless and until the Board approves a specific action or otherwise concludes its review.
About SolarWinds
SolarWinds provides powerful and affordable hybrid IT infrastructure management software to customers worldwide from Fortune 500® enterprises to small businesses, government agencies and educational institutions. We are committed to focusing exclusively on IT Pros, and strive to eliminate the complexity that they have been forced to accept from traditional enterprise software vendors. Regardless of where the IT asset or user sits, SolarWinds delivers products that are easy to find, buy, use, maintain, and scale while providing the power to address all key areas of the infrastructure from on premises to the Cloud. Our solutions are rooted in our deep connection to our user base, which interacts in our thwack® online community to solve problems, share technology and best practices, and directly participate in our product development process. Learn more today at www.solarwinds.com.
Forward-Looking Statements
This press release contains forward-looking statements. All statements that address operating performance, or other events or developments that we expect or anticipate will occur in the future are forward-looking statements. These forward-looking statements are based on management's beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in “Item 1A. Risk Factors” and elsewhere in our Annual Report on Form 10-K and quarterly reports on Form 10-Q and those described from time to time in other reports which we file with the Securities and Exchange Commission.
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